Exhibit 99.1

KULR Technology Successfully Completes 200 Amp-Hour Battery Fractional Thermal Runaway Calorimetry Test for EV Customer

SAN DIEGO / GLOBENEWSWIRE / May 07, 2024 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), "), a global leader in safe and high-performance energy storage solutions, today announced the Company has successfully completed large format fractional thermal runaway calorimeter (“L-FTRC”) tests for 200 Amp-hour (Ah) high energy Nickel Manganese Cobalt (NMC) prismatic format lithium-ion cells for its global automotive OEM customer. As the exclusive licensee of the L-FTRC technology from NASA, KULR is uniquely positioned to service customers in electric vehicles, grid energy storage and industrial applications with L-FTRC testing of their batteries in the global cell testing market estimated to reach USD $7 billion by 2030. Just last year, a leading global automaker selected KULR for its next-generation EV battery safety and testing solutions. Recently, EV automakers have been exploring high-performance silicon-anode batteries and other technologies to enhance driving range and reduce costs in future electric vehicles.

The S-FTRC, a NASA Invention of the Year Award Winner, was expanded in 2018 to accommodate large format cells (L-FTRC). This technology was eventually licensed by KULR Technology Corporation on an exclusive basis in 2023. With this technique, KULR can characterize total energy yield, fractional energy yield, and mass ejection distributions for the largest of lithium-ion cell formats available (both from a dimension standpoint and with respect to capacity). This arrangement also allows KULR to extract and submit gas samples for third party gas speciation analysis.

William Walker, KULR CTO, stated, "Thermal runaway testing in general is a challenge where numerous variables and their impacts must be considered. Ultimately, we are characterizing very violent events. If the objective is closed, or semi-closed, in format testing the larger the cell -- the more difficult the test.” Walker continued, “When a lithium-ion cell goes into thermal runaway, we have immense amount of heat and gas released, with estimates of gas generation to be on the order of 3 liters per Ah. For 200 Ah cell, this means we must be prepared to deal with up to 600 liters of hot, toxic, and corrosive gases that are released in as little as 3-5 seconds. The KULR engineering team’s modifications to the NASA developed technology allowed us to successfully facilitate, instrument, and characterize the thermal runaway event of a NMC based 200 Ah cell for one of our customers.”

With all modifications considered, KULR is the only entity capable of conducting FTRC format experiments for cylindrical, pouch, and prismatic cells of any capacity. Walker concluded that, “this accomplishment marks a new era of what we can do with FTRC and how far we can push the technology. No customer and no cell are off limits. KULR can handle it.”

During the onboarding process, KULR modified the design to be modular so that the mass of the system could be reduced or increased enough to sufficiently support “mid” sized lithium-ion cells (e.g. 30 Ah to 70 Ah) and very large cells (upwards of 200 Ah), respectively (the as licensed technology was only good for over 100 Ah capacity cells). Ongoing research and development activities seek to add additional instrumentation to the device to facilitate real time mass flow measurement of the gases and in-situ characterization of some of the more toxic gases, such as Hydrogen Fluoride (HF). Understanding HF concentrations is critical to achieving certification when using lithium-ion cells in applications that are used around people.

About KULR Technology Group, Inc.

KULR Technology Group Inc. (NYSE American: KULR) is a leading energy management platform company offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on April 12, 2024, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

KULR Technology Group, Inc.

Phone: 858-866-8478 x 847

Email: ir@kulrtechnology.com